EXHIBIT 10.20

January 10, 2002

Chris Fedde
125 Theodora Ct.
Forest Hill, MD 21050

Dear Chris:

Confirming our discussions, I am pleased to offer you a promotion beginning on January 1, 2002, as Vice President, Enterprise Security Products, which reports directly to me. In this role, you will be responsible for the direction of the products and the management of the employees in the Enterprise Products Division for SafeNet.

Your compensation will be increased to an annual base salary of $155,000 (paid at $5,961.54 on a bi-weekly basis), subject to all State and Federal withholdings. You will also be eligible for a 50% or ($77,500) annual bonus based on the achievement of the Enterprise Product Division Operating Income goals and on SafeNet, Inc. eps targets for the year.

SafeNet is granting, subject to final approval by our Board of Directors, an additional option to purchase 15,000 shares of SafeNet stock under the Company’s 2001 Omnibus Stock Option Plan. These shares shall vest over a period of 4 years at 25% per year. An official Stock Option Agreement will be forwarded to you shortly after you accept this position.

You will also continue to be eligible to participate in any benefit program offered or adopted by the Company.

Employment with SafeNet, Inc is considered an employment-at-will relationship. Although we hope your employment with SafeNet will be long term, either you or SafeNet may terminate the relationship, at any time, with or without cause or notice.

If the foregoing confirms our understanding, please sign and return the enclosed copy of this letter. I am looking forward to working with you in this new role and hope that your employment relationship with SafeNet will continue to be a rewarding and positive experience.

Sincerely,

/s/ Anthony A. Caputo

Anthony A. Caputo
President and Chief Executive Officer

I accept and agree to the terms and conditions of employment as set forth in this letter.

SIGNED:	/s/ Chris Fedde	DATED:	January 11, 2002

Date:	April 25, 2002

To:	Chris Fedde
Vice President, Enterprise Products

From:	Anthony A. Caputo
President and CEO

Re:	Addendum to Offer Letter dated January 10, 2002

Dear Chris,

Confirming our discussions, this Addendum states that:

In the event of Company-initiated Termination without cause, you will be entitled to receive 6 months of severance payments computed by using the latest applicable salary rate.

In the event of a termination for cause, you are not eligible to receive any severance payments.

Your signature at the bottom of this document will constitute an acceptance of this Addendum and it’s terms.

Sincerely,

/s/ Anthony A. Caputo

Anthony A. Caputo
President and CEO

/s/ Chris Fedde	April 26, 2002

Chris Fedde	Date